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                                                                    EXHIBIT 99.2

                       [DIAMOND HOME SERVICES LOGO HERE]

                                                          NEWS RELEASE
                                                          Contact: Rebecca Hayne
                                                          Alexander & Walsh
                                                          847-604-9800


           SEARS TERMINATES LICENSE AGREEMENT WITH DIAMOND EXTERIORS


WOODSTOCK, IL -- (February 1, 2000) -- Diamond Home Services, Inc. (OTCBB:DHMS), announced today that Sears, Roebuck and Company terminated the license agreement with Diamond Exteriors, a Diamond subsidiary, effective January 31, 2000. Under the agreement, Diamond Exteriors was a Sears authorized contractor for the Installation of roofs, gutters, fences, and garage doors.

      "This action by Sears came as a complete surprise to us," said C. Stephen Clegg, Diamond Home Service Chairman and chief executive officer. "Diamond had the support of Sears as we worked together to put a difficult period behind us. We are meeting on our next steps and will announce our plans as soon as they are available."

      Reeves Southeastern Corporation, a Diamond Home Services subsidiary, is unaffected by this termination and will continue business as usual.

      In connection with the news, a shareholder conference call will be held Wednesday, February 2 at 3:00 p.m.

      Diamond Home Services, Inc., through its subsidiary, Reeves Southeastern Corporation, is one of the largest manufacturers and distributors of fencing and perimeter security products to the industrial and residential markets in the U.S. Reeves Southeastern operates 32 distribution centers primarily in the eastern half of the U.S. In addition, Reeves Southeastern furnishes and installs private-label fencing home improvement products.

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Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, matters related to the licensing agreement between Diamond Exteriors, Inc. and Sears, Roebuck and Co., warranty exposure, the Company's reliance on home consultants and on the availability of qualified Independent Installers, lead activity and costs related thereto, the outcome of discussions with its creditors and other constituencies, and conditions in the installed home improvement industry.
There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review Item 7 of the Company's most recent annual report on Form 10-K, its filings on Form 10-Q, management's discussion and analysis in the Company's most recent annual report to stockholders, the Company's filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company's business, results of operations and financial condition.